Exhibit 23.1

April 25, 2016

To the Board of Directors and Stockholders of

 General Cannabis Corp.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 25, 2016 relating to the consolidated financial statements which appears in General Cannabis Corp.’s Annual Report on Form 10-K for the year ended December 31, 2015.

/s/ Hall and Company

HALL AND COMPANY

April 25, 2016

Irvine, CA